Exhibit 5.1

Client: 22020-01314

November 18, 2011

Ducommun Incorporated

23301 Wilmington Avenue

Carson, California 90745-6209

Re:	Ducommun Incorporated
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ducommun Incorporated, a Delaware corporation (the “Company”), and certain of its subsidiaries named as guarantors in the Registration Statement referenced below (the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to $200,000,000 aggregate principal amount of its 9.75% Senior Notes due 2018 (the “New Notes”) and the guarantees of the Company’s payment obligations under the New Notes by the Guarantors (the “Guarantees” and collectively with the New Notes, the “Documents”), in exchange for a like principal amount of the Company’s outstanding 9.75% Senior Notes due 2018 (the “Outstanding Notes”). The Documents provide that they are governed by New York law.

In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, dated as of June 28, 2011, among the Company, the Guarantors, and Wilmington Trust, National Association (formerly Wilmington Trust FSB) (the “Trustee”) governing the New Notes (as amended, the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Ducommun Incorporated

November 18, 2011

We are not admitted to practice law in the States of Alabama, Arizona or Missouri. Therefore, we have relied upon the opinions, filed as exhibits to the Registration Statement, of Balch & Bingham LLP with respect to matters governed by the laws of Alabama, Kutak Rock LLP with respect to matters governed by the laws of Arizona, and Armstrong Teasdale LLP with respect to matters governed by the laws of Missouri.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	When the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company.

2.	When the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Guarantee is executed by each Guarantor, each Guarantor’s Guarantee will constitute a legal, valid and binding obligation of such Guarantor.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the States of California, New York and Texas, the United States of America, and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the States of California, New York and Texas, the United States of America, and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing,

Ducommun Incorporated

November 18, 2011

and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law, and (iii) the provisions of Article 8 of the Restated Certificate of Incorporation of the Company and Article X of the Certificate of Incorporation of Ducommun AeroStructures, Inc.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities law; (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (iv) any purported fraudulent transfer “savings” clause; (v) any provision waiving the right to object to venue in any court; (vi) any agreement to submit to the jurisdiction of any Federal court; or (vii) any waiver of the right to jury trial.

Ducommun Incorporated

November 18, 2011

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP